As filed with the Securities and Exchange Commission on March 23, 1999.

                                                Registration No. 333-




                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                 __________

                                  FORM S-8

                           REGISTRATION STATEMENT
                                    under
                         THE SECURITIES ACT OF 1933



                                 __________

                            HORIZON OFFSHORE, INC.
                  (Exact name of registrant as specified in its charter)

DELAWARE                                                   76-0494934
(State or other jurisdiction                               (I.R.S. Employer
of incorporation or organization)                          Identification No.)

                     2500 CITYWEST BOULEVARD, SUITE 2200
                            HOUSTON, TEXAS 77042
                       (address, including zip code,
               of Registrant's principal executive offices)


                        HORIZON OFFSHORE 401(K) PLAN
                          (Full title of the plan)

                                 __________


                               DAVID W. SHARP
                          CHIEF FINANCIAL OFFICER
                           HORIZON OFFSHORE, INC.
                     2500 CITYWEST BOULEVARD, SUITE 2200
                               (713) 361-2600
           (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  Copy to:

                             WILLIAM B. MASTERS
         JONES, WALKER, WAECHTER, POITEVENT, CARRERE & DENEGRE, L.L.P.
                           201 ST. CHARLES AVENUE
                      NEW ORLEANS, LOUISIANA 70170-5100


                       CALCULATION OF REGISTRATION FEE


Title of securities                Amount to be              Proposed maximum           Proposed maximum            Amount of
to be registered                   registered{(1)}        offering price per unit   aggregate offering price    registration fee
Common Stock
($1.00 par value per share)        150,000 shares         $ 6.75                    $ 1,012,500.00              $ 282.00

Participation interests in the
401(k) Plan                                                                                                     $ 0.00

(1) Upon a stock split, stock dividend or similar transaction in the future and during the effectiveness of this Registration Statement involving Common Stock of the Company, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h)(1) under the Securities Act of 1933, based on the average of the high and low price per share of the Common Stock on The Nasdaq Stock Market on March 18, 1999.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

      The following documents, which have been filed by Horizon Offshore, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission"), are incorporated herein by reference:

      (a) The Company's annual report on Form 10-K for the year ended December 31, 1998;

      (b) The description of the Company's Common Stock included in the Company's Registration Statement on Form 8-A filed January 22, 1998 and effective April 1, 1998, by incorporation by reference to the description of capital stock provided under the heading "Description of Capital Stock" of the Company's Registration Statement on Form S-1 (Registration No. 333-43965).

      All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall, except to the extent otherwise provided by Regulation S-K or any other rule promulgated by the Commission, be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES.

      Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

      Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      The Company's Certificate of Incorporation (the "Certificate") contains provisions eliminating the personal liability of the directors to the Company and its stockholders for monetary damages for breaches of their fiduciary duties as directors to the fullest extent permitted by the Delaware General Corporation Law. By virtue of these provisions, under current Delaware law a director of the Company will not be personally liable for monetary damages for a breach of his or her fiduciary duty except for liability for (a) a breach of his or her duty of loyalty to the Company or to its stockholders, (b) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) dividends or stock repurchases or redemptions that are unlawful under Delaware law and (d) any transaction from which he or she receives an improper personal benefit. In addition, the Certificate provides that if a Delaware law is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by Delaware law, as amended. These provisions pertain only to breaches of duty by directors as directors and not in any other corporate capacity, such as officers, and limit liability only for breaches of fiduciary duties under Delaware corporate law and not for violations of other laws such as the federal securities laws.

      The Company's By-laws require the Company to indemnify its directors and officers against certain expenses and costs, judgments, settlements and fines incurred in the defense of any claim, including any claim brought by or in the right of the Company, to which they were made parties by reason of being or having been directors and officers, subject to certain conditions and limitations.

      In addition, each of the Company's directors has entered into an indemnity agreement with the Company, pursuant to which the Company has agreed under certain circumstances to purchase and maintain directors' and officers' liability insurance. The agreements also provide that the Company will indemnify the directors against any costs and expenses, judgments, settlements and fines incurred in connection with any claim involving a director by reason of his position as director that are in excess of the coverage provided by such insurance, provided that the director meets certain standards of conduct. Under the indemnity agreements, the Company is not required to purchase and maintain directors' and officers' liability insurance if it is not reasonably available or, in the reasonable judgment of the Board of Directors, there is insufficient benefit to the Company from the insurance.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

      Not applicable.

ITEM 8. EXHIBITS.

      5 In lieu of filing an opinion of counsel as to compliance with ERISA or an Internal Revenue Service determination letter that the 401(k) Plan is qualified under Section 401 of the Internal Revenue Code, the undertaking permitted by Item 8.(b) of Form S-8 is included in
            Item 9.(d) of this Registration Statement.

      23.1  Consent of Arthur Andersen LLP

      23.2 Consent of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P. (included in Exhibit 5).

ITEM 9. UNDERTAKINGS.

      (a)   The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (d) The registrant will submit the Horizon Offshore 401(k) Plan (the "Plan") and any amendment to the Internal Revenue Service (the "IRS") for qualification under Section 401 of the Internal Revenue Code in a timely manner and will make all changes required by the IRS in order to qualify the Plan.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on March 23, 1999.

                                          HORIZON OFFSHORE, INC.


                                          By:    /s/ DAVID W. SHARP
                                                     David W. Sharp
                                              Executive Vice President and
                                                 Chief Financial Officer

                               POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints each of Jonathan D. Pollock, David
W. Sharp and Bill J. Lam, or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        SIGNATURE                         TITLE                    DATE


/s/ JONATHAN D. POLLOCK           Chairman of the Board      March 15, 1999
    Jonathan D. Pollock


    /s/ BILL J. LAM              President and Director      March 23, 1999
        Bill J. Lam           (Principal Executive Officer)


  /S/ DAVID W. SHARP             Chief Financial Officer     March 23, 1999
      David W. Sharp            (Principal Financial and
                                   Accounting Officer)

   /S/ JAMES DEVINE                     Director             March 23, 1999
       James Devine


   /S/ GUNNAR HIRSTI                    Director             February 22, 1999
       Gunnar Hirsti


/S/ EDWARD L. MOSES, JR.                Director             February 26, 1999
    Edward L. Moses, Jr.